Exhibit 10.42

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) effective as of August 1, 2016, by and between Spanish Broadcasting System, Inc., a corporation existing under the laws of Delaware with offices located at 7007 NW 77th Avenue, Miami, FL 33166 (the “Company”) and Richard D. Lara (“Executive”), an individual whose principal place of residence and current mailing address is ---------------------------------------------------.

RECITALS

WHEREAS, the Company is the owner and/or operator of certain Spanish-language radio and television stations, throughout the United States and Puerto Rico (collectively, the “Stations”); and

WHEREAS, the Company wishes to engage Executive and Executive wishes to become engaged to perform services for the Company as Executive Vice President and General Counsel pursuant to the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties agree as follows:

1.Employment.  Executive shall be employed to perform services as Executive Vice President and General Counsel during the Term (as defined herein).  Executive will render such services solely and exclusively for the Company and devote Executive’s full business time, energy and ability to the Company and faithfully and diligently promote the business affairs and interests of the Company. Executive shall soley report to and be directed by the Company’s Chief Executive Officer, Raul Alarcon.  Executive’s services will be rendered subject to and in accordance with the policies, controls, rules and procedures of the Company.  During the Term, Executive will be based in Miami, Florida.

2.Specific Duties and Services. Executive shall perform his services as Executive Vice President and General Counsel to the best of his ability and perform such legal and managerial services as are customarily rendered by persons engaged in the same or a similar capacity, including, but not limited to, the following:

•	Providing expert and strategic legal advice to management;
•	Managing external legal counsel to provide high quality and cost-effective services to the Company;
•	Setting internal governance policies and manage the impact of external factors;
•	Anticipating legal issues and estimating risks strategically;
•	Identifying proactive solutions that will eliminate or mitigate risks;
•	Basing decision making process on ethics and integrity;
•	Drafting agreements that minimize risks and maximize legal rights; and
•	Meeting overall Company legal objectives.

Further, Executive agrees to comply with the Company’s policies standards of professional conduct.

RDL employment agreement

3.Term.  On the terms and subject to the conditions set forth in this Agreement, the Company hereby employs Executive and Executive hereby accepts such employment for a period of five (5) years commencing on August 1, 2016 and ending at 5:00 p.m. EST on July 31, 2021 (the “Term”) subject, however, to the prior termination provisions as set forth below.  The Company may extend the initial Term of the Agreement under the same terms and conditions for an additional (two) 2 successive 1 year Terms by providing written notice to Executive on or before three (3) months prior to the end of the then current Term. Executive may deny or accept such extension by providing written notice to the Company within two months prior to the end of any such Term.

4.Exclusivity.

(a)Prohibited Activities.  Without the prior express written consent of the Company, which consent may be withheld or rescinded at any time in the sole discretion of the Company, Executive will not, directly or indirectly, either individually or as an Executive, agent, partner, joint venture shareholder, consultant, officer, director or in any other capacity: (i) render services to any other person or entity, except to a charitable organization for no consideration and then only to the extent it does not interfere with the business interests of the Company and the performance by Executive of his obligations under this Agreement; or (ii) participate, engage in or have any financial or other interest in any business which is competitive in any manner whatsoever with any business in which the Company or any of its affiliates is now or may hereafter become engaged.  The foregoing prohibition does not include ownership by Executive of less than five percent (5%) of the outstanding shares of any publicly-traded entity, provided that Executive does not otherwise participate in such entity as a director, officer, Executive or in any other capacity.

(b)Agreement to Employ; No Conflicts.  Executive represents and warrants to the Company that (i) he is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound, (ii) he has not, and in connection with his employment with the Company will not, violate any non-competition, non-solicitation or other similar covenant or agreement by which he is or may be bound, (iii) he has no outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered by Executive hereunder, and (iv) in connection within his employment with the Company he will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

5.Compensation and Benefits.

(a)Base Salary. In consideration for the obligations of the Executive hereunder and in consideration for Executive’s acceptance of the Restrictive Period, the Company shall pay Executive a base salary (“Base Salary”) as set forth on the Compensation Rider attached hereto as Exhibit A.  Executive’s Base Salary shall be paid in accordance with the payroll policies of the Company from time to time in effect, less such amounts as may be required to be withheld by applicable federal, state and local law and regulations.

(b)Bonuses.  Executive shall be eligible to earn an annual performance-based bonus recommended by the Chief Executive Officer and as approved by the Compensation Committee in its sole discretion.  Additonally, Executive is further entitled to a bonus based on legal expense reductions which will be paid on the last day of each quarter, the calculation formula of which is set forth on the Compensation Rider attached hereto as Exhibit A.

(c)Benefits. Immediately upon execution of this Agreement, Executive shall be eligible to participate in the Company’s benefit plans and/or benefit policies and, if eligible, to receive comparable health care coverage, vacation, sick leave and other benefits extended to executive-level management team members of the Company (the “Benefits”); subject, however, to Executive’s eligibility to participate as to such Benefits under the Company’s policies.  Notwithstanding anything to the contrary herein, Company shall pay 100% of Executive’s and his family’s health and dental coverage of no less than that of the Company’s executive-level management.

(d)Vacation.  Executive shall be entitled to four (4) weeks of vacation during each year of the Term, with such vacation to be taken in consultation with the Company’s Chief Executive Officer.

RDL employment agreement

(e)Expenses.  All legitimate business expenses reasonably incurred by Executive in carrying out his responsibilities and obligations under this Agreement and promoting the Company’s business.  All such expenses are to be paid, whenever possible, by the use of corporate credit card in the name of the Company and issued to Executive and for which Executive shall be an authorized signatory.  Company shall be solely responsible for payment of all charges to such credit card(s).  Any reasonable business expenses which can not be charged on Company’s corporate credit card(s) may be incurred and paid for by the Executive on Company’s behalf.  Executive shall be reimbursed for all such legitimate business expenses upon submission to the Company of appropriate documentation of such expenses and a description of the purpose of such expenses (an “Expense Report”).  Such Expense Report shall include the level of detail that is required of other Company executives.  Such reimbursement will be made within 30 days after the submission of such Expense Report.  Executive’s use of Company corporate credit card(s), reporting, and expense reimbursement are governed by Company policies which are incorporated herein by reference as may be amended from time to time during the term of Employment and subject to monthly review of the Company’s finance and accounting departments. Executive shall be reimbursed for all legitimate business expenses upon submission to the Company of appropriate documentation of such expenses and a description of the purpose of such expenses (an “Expense Report”).  Such Expense Report shall include the level of detail that is required of other Company executives.  Such reimbursement will be made within 15 days after the submission of such Expense Report.

(f)Auto Allowance.  Executive shall be entitled to an automobile allowance of five hundred ($500) dollars per month during the Term to be paid on the fifteenth (15th) day of each month during the Term.

(g)Cell Phone. The Company shall provide Executive a Company issued cellphone to be utilized exclusively for business purposes or in the alternative, Company shall pay the monthly usage charges of the cellphone Executive utilizes for business purposes.

6.Covenants.

(a)Restrictive Covenant.  During the Term and for any period of time thereafter during which Executive is continuing to receive compensation under this Agreement (the “Restrictive Period”), Executive shall not, in any capacity, whether for his own account or on behalf of any other person or organization, directly or indirectly, with or without compensation, (i) own, operate, manage, or control, (ii) serve as an officer, director, partner, member, Executive, agent, consultant, advisor or developer or in any similar capacity to, (iii)  render services in any capacity, or (iv) have any financial interest in, or aid or assist any person or enterprise engaged in any Competitive Business located in any area in which the Company owns, leases or programs a radio or television station, at any time during Executive’s employment with the Company (the “Territory”).  A “Competitive Business” is a person or entity that broadcasts or transmits its on-air content primarily in the Spanish-language and which competes with any product line of or service offered by the Company (including any parent, subsidiary or affiliate). Competitive Business shall also include satellite, cable and Internet radio and television providers.  It is specifically understood by Executive that SBS, the SBS Stations and SBS-affiliated television facilities or stations, if any, within the Territory (together, the “Company Entities”) are intended beneficiaries of the restrictive covenants contained in this Section.  The parties agree that it will be deemed a violation of this section for Executive to render services, directly or indirectly, to any company that is in the business of owning, leasing or programming radio stations that broadcast primarily in the Spanish language during the Term or the Restrictive Period.

(b)Non-Solicitation or Interference.  During the Term and the Restrictive Period, Executive shall not, in any capacity, whether for his own account or on behalf of any other person or organization, directly or indirectly, with or without compensation interfere with the operation of the Company’s business, including without limitation by: (i) soliciting, diverting, inducing or encouraging any officers, directors, Executives, agents, consultants, former customer, representatives or any other person or concern, dealing with or in any way, directly or indirectly, associated with the Company or the Company Entities to terminate, his, her or its relationship with the Company or the Company Entities, (ii) hiring any such officer, director, Executive, agent, consultant, former customer, representative or any other person or concern so solicited, diverted, induced or encouraged, (iii) soliciting, diverting, inducing or encouraging any officers, directors, Executives, agents, consultants or representatives of the Company or the Company Entities, to become officers, directors, Executives, agents, consultants, customers, representatives or any other person or concern, of another business, enterprise or entity, (iv) soliciting, diverting or appropriating any customers, clients, vendors or distributors of the Company or the  Company Entities, or (v)

RDL employment agreement

influencing or attempting to influence any of the customers, clients, vendors, distributors or business partners of the Company or the Company Entities, to transfer her, his or its business or patronage from the Company or the Company Entities to any Competitive Business.

(c)Confidential Information. During and at all times after the Term, Executive shall keep secret this Agreement, all non-public information, matters and materials of the Company or the Company Entities, including, but not limited to, know-how, trade secrets, mail order and customer lists, pricing policies, operational methods, any information relating to the Company or the Company Entities, products or product development, processes, product specifications and formulations, artwork, designs, graphics, services, budgets, business and financial plans, marketing and sales plans and techniques, Executive lists and other business, financial, commercial and technical information presently owned, or at any time in the future developed by the Company or the Company Entities, its agents, or consultants, actually or potentially used in the operation of the Company’s business, or obtained from third parties under an agreement of confidentiality (collectively, the “Confidential Information”), to which he has had or may have access and shall not use or disclose such Confidential Information to any person other than (i) the Company, its authorized Executives and such other persons to whom Executive has been instructed to make disclosure by the Company, in each case only to the extent required in the course of Executive’s service to the Company or as otherwise expressly required in connection with court process, (ii) as may be required by law and then only after consultation with the Company to the extent possible, or (iii) to Executive’s personal advisors for purposes of enforcing or interpreting this Agreement, or to a court for the purpose of enforcing or interpreting this Agreement, and who in each case have been informed as to the confidential nature of such Confidential Information and, as to advisors, their obligation to keep such Confidential Information confidential. “Confidential Information” shall not include any information which is in the public domain during the period of service of Executive, provided such information is not in the public domain as a consequence of disclosure by Executive in violation of this Agreement or by any other party in violation of a confidentiality or non-disclosure agreement with the Company.  Upon termination of Executive’s employment for any reason, or whenever requested by the Company, Executive shall promptly deliver to the Company any and all Confidential Information, and all copies thereof, including but not limited to, documents, data, papers and records of any nature and in any medium (including, but not limited to, electronic media) in his possession or subject to his control that (i) belong to the Company or the Company Entities or (ii) contain or reflect any information concerning the Company or the Company Entities.  Executive hereby acknowledges that the sale or unauthorized use, duplication or disclosure of any Confidential Information by any means whatsoever and any time before, during or after employment with the Company shall constitute a material breach of this Agreement and unfair competition; and Executive agrees not to engage in unfair competition either during the time employed by the Company or at any time thereafter in perpetuity.

(d)Non-Disparagement.  In consideration of Company’s obligations hereunder, during and at all times after the Term, Executive shall not directly or indirectly (i) engage in any conduct or make any statement, whether in commercial or non-commercial speech, disparaging or criticizing in any way the Company or the Company Entities, executive officers, directors or Executives of any of the foregoing entities, or any products or services offered by any of these entities, or (ii) engage in any other conduct or make any other statement, in each case, which could be reasonably expected to (x) impair the goodwill or reputation of the foregoing entities or individuals or (y) the reputation of any of the foregoing entity’s products or services or the marketing of any of the foregoing entity’s products or services, except to the extent required by law and then only after consultation with the Company to the extent possible.

(e)Executive Fidelity. Executive agrees that during the Term, Executive will not, directly or through third-party intermediaries, initiate or invite contact with, or solicit or entertain offers or proposals of employment from a Competitive Business wherever located. Executive expressly acknowledges that (i) he will immediately notify the Company of any such communications and (ii) a breach of this covenant of fidelity shall constitute grounds for termination for Cause under Section 8.

(f)Remedies for Breach; Injunctive Relief.  The Company and Executive agree that the restrictive covenants contained in this Agreement are severable and separate, and the unenforceability of any specific covenant herein shall not affect the validity of any other covenant set forth herein. Executive acknowledges that by virtue of his position with the Company, Executive will be given access to the Company’s and the Company Entities’ trade secrets and Confidential Information. Executive acknowledges that the Company will suffer irreparable harm as a result of a breach of such restrictive covenant by Executive for which an adequate monetary

RDL employment agreement

remedy does not exist and a remedy at law may prove to be inadequate.  Accordingly, in the event of any actual or threatened breach by Executive of any provision of this Agreement, the Company shall, in addition to any other remedies permitted by law, be entitled to obtain remedies in equity, including, but not limited to, specific performance, injunctive relief, a temporary restraining order, and/or a preliminary and/or permanent injunction in any court of competent jurisdiction, to prevent or otherwise restrain a breach of this Section 6 without the necessity of proving damages, posting a bond or other security, and to recover any and all costs and expenses, including reasonable counsel fees, incurred in enforcing this Agreement against Executive, and Executive hereby consents to the entry of such relief against him and agrees not to contest such entry.  Such relief shall be in addition to and not in substitution of any other remedies available to the Company.  The existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of said covenants.  Executive shall not defend on the basis that there is an adequate remedy at law.  In addition to and not in lieu of any other remedy that the Company may have under this Section 6 or otherwise, in the event of any breach of any provision of this Section 6 during the period during which Executive is entitled to receive payments and Benefits pursuant to Section 8, such period shall terminate as of the date of such breach and Executive shall not thereafter be entitled to receive any salary or other payments or Benefits under this Agreement.

(g)Modification and Survival.  The parties agree and acknowledge that the duration, scope and geographic area of the covenants described in this Section 6 are fair, reasonable and necessary in order to protect the Confidential Information, goodwill and other legitimate interests of the Company and that adequate consideration has been received by Executive for such obligations.  Executive further acknowledges that after termination of his employment with the Company for any reason, he will be able to earn a livelihood without violating the covenants described in this Section 6 and Executive’s ability to earn a livelihood without violating such covenants is a material condition to his employment with the Company.  If, however, for any reason any court of competent jurisdiction determines that the restrictions in this Section 6 are not reasonable, that consideration is inadequate or that Executive has been prevented unlawfully from earning a livelihood, such restrictions shall be interpreted, modified or rewritten to include the maximum duration, scope and geographic area identified in this Section 6 as will render such restrictions valid and enforceable. It is the intent of the parties that this section be enforced to the greatest extent allowable in law or equity.  The terms of this Section 6, shall survive the termination or expiration of Executive’s employment and this Agreement, but only to the extent of the time limitations as set forth herein.

7.Proprietary Rights.   All data, copy, written and recorded materials, as well as all recordings, documents, notes, projections, forecasts and presentations and other financial information, created by Executive at any time during the Term or any extension thereof, including without limitation the Executive’s work product, are works for hire and shall be the exclusive property of the Company, and the Company Entities throughout the Universe, in perpetuity (the “Property Rights”).  The Company and the Company Entities own or shall own all right, title and interest throughout the Universe, in any of Executive’s and the Company’s and the Company Entities’ work product and all copyright, trademark and other intellectual property rights in and related thereto throughout the Universe, in perpetuity (“Intellectual Property”).  Executive must return all such documents and tangible property to the Company on termination of this Agreement for any reason or at such earlier time as the Company may request in writing.

8.Termination.   The Company has the right to terminate this Agreement and Executive’s employment on the earlier of (i) the expiration of the Term or (ii) the first to occur of any of the following:

(a)Death. Upon the death of Executive.

(b)Failure to Render Service.  In the event Executive fails for a period of five (5) consecutive weeks or for a total of eight (8) weeks in any one-year period, as a result of illness, incapacity, injury, disability from a physical or mental condition, or by reason of any statute, law, ordinance, regulation, order, judgment or decree.

(c)For Cause.  The Company may terminate Executive’s employment hereunder at any time, effective immediately for Cause (as defined below).  For purposes of this Agreement the term “Cause” is defined as:  (i) willful misconduct or gross negligence; (ii) theft, fraud or other illegal conduct; (iii) sexual or other unlawful harassment; (iv) use of illegal drugs or alcohol at any time on any property owned or leased by the Company or any

RDL employment agreement

the Company Station. Termination of Executive’s employment under this Section 8 will not limit the Company’s rights and remedies against Executive under this Agreement, at law or in equity.

(d)Without Cause.    The Company may terminate Executive’s employment without cause upon thirty (30) days prior written notice to Executive. In the event the Company terminates Executive’s employment without cause under this Paragraph 8, the Company will pay to Executive a severance payment of an amount equal to tweleve (12) months of his then-current Base Salary, less taxes and other applicable withholding amounts, and full benefits.  In order to receive the severance payment under this Paragraph, Executive must execute a waiver and general release of claims agreement in the form prescribed by the Company.  For the purpose of determining Executive’s vested status, Executive will be considered to have been employed by the Company as of the applicable vesting date immediately following the date of Executive’s actual termination from employment without cause.

(e)Early Termination By Executive.  Executive may terminate his employment for Good Reason at any time, with or without notice. “Good Reason” shall mean that Executive has resigned because of an illegality, breach of fiduciary duty, breach of the securities laws, or similar violation on the part of the Company. Executive may terminate his employment with the Company for any reason upon thirty (30) days prior written notice to the Company. Executive may be required to perform his job duties and will be paid his regular salary and benefits up to the date of the termination. At the option of the Company, the Company may require Executive to terminate employment upon the Company receiving said thirty (30) days’ notice from Executive.  In such event, the Company will pay to Executive an amount equal to thirty (30) calendar days of his Base Salary. Executive will not be entitled to receive any other compensation or severance allowance under this Agreement.  In the event Executive resigns, quits or otherwise terminates this Agreement under this paragraph without Good Reason (as defined herein), Executive shall, upon demand by the Company:  (i) return to the Company the two (2) quarterly bonuses paid by the Company prior to Executive’s early termination, if applicable; and (ii) repay any loans made by Company in connection with this Agreement or otherwise, if applicable.  Further, Executive authorizes the Company to deduct and/or offset said amounts from any compensation or other sums that may be due to Executive at such time.

(f)Post Termination Conditions. Upon termination of Executive’s employment for Cause or without Cause, Executive agrees that for a period of one (1) year he will cooperate with and assist the Company with any litigation, contract negotiation or other matter in which the benefit of Executive’s knowledge or expertise may be requested by the Company, including without limitation, assisting the Company, at the Company’s sole request and expense, in the preparation of litigation (including testifying).

9.Termination upon Change of Control

(a) Termination.  If the Executive's employment is terminated by the Company without Cause at any time after a Change in Control (as defined below) during the Term, the Executive shall be entitled to severance benefits as stated as follows: a payment of all compensation and benefits owed Executive throughout the remainder of the Term, or a minimum of one (1) year of such compensation and benefits, whichever is greater.

(b) Change in Control.  For purposes of this Agreement, a Change of Control of the Company shall be deemed to have occurred at such time as:

(i) Change in Ownership. Any person (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act)) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Company representing more than 50% of the Company’s outstanding voting securities or rights to acquire such securities except for any voting securities issued or purchased under any Executive benefit plan of the Company or its subsidiaries; or

(ii) Sale.  Any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or

(iii)Liquidation. A plan of liquidation of the Company or an agreement for the sale or liquidation of the Company is approved and completed; or

RDL employment agreement

(iv)Board Determination. The Board determines in its sole discretion that a Change in Control has occurred, whether or not any event described above has occurred or is contemplated; or

(v)Departure of Raul Alarcon. Raul Alarcon is no longer the Company’s Chief Executive Officer.

10.Customers, Suppliers.  Executive does not have, and at any time during the Term shall not have, any employment with or any direct or indirect interest in (as owner, partner, shareholder, Executive, director, officer, agent, consultant or otherwise) any customer of or supplier to the Company or the Company Entities.

11.Certain Activities.  During the Term, Executive shall not (i) give or agree to give, any gift or similar benefit of more than nominal value to any customer, supplier, or governmental employee or official or any other person who is or may be in a position to assist or hinder the Company or the Company Entities in connection with any proposed transaction, which gift or similar benefit, if not given or continued in the future, might adversely affect the business or prospects of the Company or the Company Entities, (ii) use any corporate or other funds for unlawful contributions, payments, gifts or entertainment, (iii) make any unlawful expenditures relating to political activity to government officials or others, (iv) establish or maintain any unlawful or unrecorded funds in violation of Section 30A of the Securities Exchange Act of 1934, as amended, and (v) accept or receive any unlawful contributions, payments, gifts, or expenditures.

12.Miscellaneous.

(a)Withholding.  All compensation payable hereunder shall be subject to applicable taxes, withholding, premium charges, co-payment of Benefits, self-insured retentions and other normal deductions.

(b) Notice. Any notice or other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally, (ii) upon confirmation of receipt when such notice or other communication is sent by facsimile, (iii) one day after delivery to an overnight delivery courier (i.e., Federal Express), or (iv) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices shall be as follows (or any other such address as one party may specify by notice to the other):

As to the Company:	Spanish Broadcasting System, Inc.
c/o 7007 NW 77th Avenue
Miami, FL 33166
Attn:Chief Executive Officer
Facsimile: (305) 883-3373

As to Executive:	Richard D. Lara
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(c)Severability.  If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.

(d)Headings.  The headings used in this Agreement are for the convenience of the parties and for reference purposes only and shall not form a part of or affect the interpretation of this Agreement.

(e)Construction. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted, since the attorneys for the respective parties have submitted revisions to the text hereof.

RDL employment agreement

(f) Entire Agreement. This Agreement shall constitute the entire agreement concerning the subject matter hereof between the parties, superseding all previous agreements, memoranda of understanding, negotiations, and representations made prior to the effective date of this Agreement.

(g)Amendment; Waiver.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.  The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

(h)Successors and Assigns.  This Agreement shall be binding upon Executive, without regard to the duration of his employment by the Company or reasons for the cessation of such employment, and inure to the benefit of his administrators, executors, heirs and assigns, although the obligations of Executive are personal and may be performed only by him. The Company may assign this Agreement and its rights, together with its obligations, hereunder.  This Agreement shall also be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns.

(i)Governing Law.  The validity of this Agreement, its interpretation and any disputes arising from, or relating in any way to, this Agreement or the relationship of the parties, shall be governed by the law of the State of Florida without regard to conflicts of law principles.

(j)Mediation.  The Executive and the Company agree that any action or proceeding seeking to enforce any provision of, or based on any right arising out of this Agreement, shall first be settled by good faith mediation. In the event that during the course of mediation a full settlement is not entered into, Executive and the Company agree that any dispute, action or proceeding seeking to enforce any provision of, or based on any right arising out of this Agreement shall then be settled exclusively by bench trial.

(k)Jury Trial Waiver/Bench Trial.  COMPANY and Executive shall and hereby do waive a trial by jury in any action, proceeding or counter-claim brought or asserted by either of the parties hereto against the other on any matters whatsoever arising out of this Agreement.  NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED HEREIN SHALL LIMIT THE COMPANY FROM ANY REMEDIES IN SECTION 6(F) HEREIN.

(l)Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together shall constitute one and the same instrument.

(m)Translation of Agreement. In the event that this Agreement is translated into any language other than the English language, the original English-language version of this Agreement, in both form and substance, will govern this transaction in all respects, notwithstanding that the English-language version of this Agreement is not executed by either or both of the respective parties.

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RDL employment agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first written above.

SPANISH BROADCASTING SYSTEM, INC.

By:	/s/ Joseph A. Garcia
	Name:	Joseph A. Garcia
	Title:	Senior Executive Vice President
and Chief Financial Officer

EXECUTIVE

/s/ Richard D. Lara
Name:	Richard D. Lara

RDL employment agreement

EXHIBIT A

COMPENSATION RIDER

Richard D. Lara

(a)

Base Salary:During the Term, the Company shall pay Executive an annual base salary of $350,000 (“Base Salary”), in accordance with the payroll policies of the Company from time to time in effect (currently payable bi-weekly) and provided to Executive in writing, less amounts as may be required to be withheld by applicable federal, state and local law and regulations, and any applicable deductions under the Company Benefit plans and consistent with Executive’s Employment Agreement.

(b)

Bonuses: In addition to an annual performance-based bonus (the amount of which is to be determined in the sole discretion of the Chief Executive Officer and as approved by the Board of Directors),  Executive is also entitled to a bonus of 5% of net savings realized from the $3.8 million in legal costs paid by SBS to law firms Kaye Scholer LLP and Stroock & Stroock & Lavan LLP during the 2015 calendar year for legal services rendered (the “2015 Base Year”).  During the Term, the total legal expense the Company incurs each quarter from Kaye Scholer and Stroock (and/or their alternates, if any) will be compared with the corresponding quarter in the 2015 Base Year to determine the net savings realized.  Payment of this bonus shall be made to Executive on a quarterly basis.

(c)

Stock Participation:Executive and SBS Chief Executive Officer Raul Alarcon agree that as soon as practical after execution of this Agreement, and with no undue delay, Mr. Alarcon will present a plan to the Compensation Committee of SBS’s Board of Directors (the “Compensation Committee”) proposing that Executive receive the stock options (the “Options”) to purchase up to 25,000 shares of SBS Class A common stock (the “Shares”) pursuant to the terms and conditions of the SBS 2006 Omnibus Plan.  Upon approval by the Compensation Committee, these Options shall have an exercise price equal to the closing price of the Shares on the date the Compensation Committee approves the grant of such Options (the “Grant Date”), which Grant Date shall be no less than (90) days after the execution of this Agreement, and shall vest 5,000 Shares each year on the anniversary of the Grant Date.  In the event of a “Change in Control” of the Company as defined by the SBS 2006 Omnibus Plan, all outstanding Options under this Agreement become fully vested.

Company Initials:__________________________

Executive Initials:_________________________